Putnam RetirementReady 2050 Fund
7/31/09 Annual
Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	84
Class B	1
Class C 	*

72DD2 (000s omitted)
Class M	*
Class R	2
Class Y	58

* Represents less than 1(000s omitted)


73A1
Class A	0.1880
Class B	0.0937
Class C	0.1047

73A2
Class M	0.1300
Class R	0.1730
Class Y	0.2240

73A1 and 73A2 have been restated to reflect a 3 for 1 share split which occurred on May 15, 2009.

74U1 (000s omitted)
Class A	419
Class B	11
Class C	4

74U2 (000s omitted)
Class M	4
Class R	21
Class Y	160


74V1
Class A	12.19
Class B	12.09
Class C	12.08

74V2
Class M	12.12
Class R	12.10
Class Y	12.22

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.